EXHIBIT 10.1

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT, dated as of December 1, 2014 (this “Agreement”) by and among Aquarius Cannabis Inc., a Nevada corporation (“Aquarius Nevada”), Aquarius Holdings LLC, a Colorado limited liability corporation (“Aquarius Colorado”), and the members of Aquarius Colorado set forth on Schedule I hereto (the “Aquarius Colorado Members”).

WHEREAS, the shareholders of Aquarius Nevada own 100% of the currently issued and outstanding shares of common stock of Aquarius Nevada (such shares being hereinafter referred to as the “Old Aquarius Nevada Shares”);

WHEREAS, the Aquarius Colorado Members own 100% of the membership interests of Aquarius Colorado (such membership interests being hereinafter referred to as the “Aquarius Colorado Interests”);

WHEREAS, (i) the Aquarius Colorado Members believe it is in their respective best interests for all of the Aquarius Colorado Interests to be exchanged for: (a) the amount of newly issued shares of common stock of Aquarius Nevada (the “New Aquarius Nevada Common Stock”) set forth on Schedule I hereto; and (b) the amount of newly issued shares of Series A Preferred Stock of Aquarius Nevada (the “Preferred Stock”) set forth on Schedule I hereto. The New Aquarius Nevada Common Stock and the Preferred Stock (collectively, the “New Aquarius Nevada Shares”) shall be valued at, respectively, $0.0777 per share and $0.0001 per share, and (ii) Aquarius Nevada believes it is in its best interest to acquire the Aquarius Colorado Interests in exchange for the New Aquarius Nevada Shares, all upon the terms and subject to the conditions set forth in this Agreement (collectively, the “Share Exchange”); and

WHEREAS, this Agreement will cause Aquarius Colorado to become a subsidiary of Aquarius Nevada.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF AQUARIUS COLORADO INTERESTS FOR NEW AQUARIUS NEVADA SHARES

Section 1.1 Agreement to Exchange Aquarius Colorado Interests for New Aquarius Nevada Shares.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the Aquarius Colorado Members, on behalf of themselves, shall assign, transfer, convey and deliver the Aquarius Colorado Interests to Aquarius Nevada. In consideration and exchange for the Aquarius Colorado Interests, Aquarius Nevada shall issue, transfer, convey and deliver the New Aquarius Nevada Shares to the Aquarius Colorado Members.

Section 1.2 Closing and Actions at Closing.  The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 11:00 a.m. P.T. on the day the conditions to Closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF AQUARIUS NEVADA

Aquarius Nevada represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1 Corporate Organization.  Aquarius Nevada is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of Aquarius Nevada. “Material Adverse Effect” means, when used with respect to Aquarius Nevada, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of Aquarius Nevada, or materially impair the ability of Aquarius Nevada to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

Section 2.2 Capitalization of Aquarius Nevada.

a. The authorized capital stock of Aquarius Nevada consists of: (a) 200,000,000 shares of common stock of which 2,057,500 of Old Aquarius Nevada Shares are issued and outstanding immediately prior to this Share Exchange; and (b) 20,000,000 shares of preferred stock of which there are no currently issued and outstanding shares.

b. All of the Old Aquarius Nevada Shares are, and all of the New Aquarius Nevada Shares when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. As of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of Aquarius Nevada’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to Aquarius Nevada or any shares of common stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of Aquarius Nevada’s capital stock nor are there any registration or anti-dilution rights except for: (i) the conversion rights held by the holders of Convertible Promissory Notes issued by Aquarius Colorado (the “Convertible Promissory Notes Holders”) to convert the Aquarius Colorado debt into shares of common stock of Aquarius Nevada (the “Conversion Shares”); (ii) the registration rights held by the Convertible Promissory Notes Holders to have their Conversion Shares registered with the Securities and Exchange Commission pursuant to an effective registration statement; and (iii) the commitment by Aquarius Nevada to issue shares of common stock of Aquarius Nevada to certain independent contractors pursuant to certain Independent Contractor Agreements.  There is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Aquarius Nevada is a party or by which it is bound with respect to any equity security of any class of Aquarius Nevada.

c. There are no outstanding contractual obligations (contingent or otherwise) of Aquarius Nevada to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Aquarius Nevada or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Subsidiaries and Equity Investments. Aquarius Nevada does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.4 Authorization, Validity and Enforceability of Agreements. Aquarius Nevada has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Aquarius Nevada and the consummation by Aquarius Nevada of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Aquarius Nevada, and no other corporate proceedings on the part of Aquarius Nevada are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of Aquarius Nevada and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Aquarius Nevada does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement.

Section 2.5 No Conflict or Violation. Neither the execution and delivery of this Agreement by Aquarius Nevada, nor the consummation by Aquarius Nevada of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of Aquarius Nevada’s organizational documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which Aquarius Nevada is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Aquarius Nevada is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of Aquarius Nevada’s assets, including without limitation the Old Aquarius Nevada Shares and the New Aquarius Nevada Shares.

Section 2.6 Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of Aquarius Nevada, currently threatened against Aquarius Nevada or any of its affiliates, that may affect the validity of this Agreement or the right of Aquarius Nevada to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of Aquarius Nevada, currently threatened against Aquarius Nevada or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against Aquarius Nevada or any of its affiliates. Neither Aquarius Nevada nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by Aquarius Nevada or any of its affiliates relating to Aquarius Nevada currently pending or which Aquarius Nevada or any of its affiliates intends to initiate except for an arbitration and/or litigation it may initiate against a service provider.

Section 2.7 Compliance with Laws. Aquarius Nevada has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.8 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, Aquarius Nevada Board minutes and financial and other records of whatsoever kind of Aquarius Nevada have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of Aquarius Nevada. Aquarius Nevada maintains a system of internal accounting controls sufficient, in the judgment of Aquarius Nevada, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.9 Employee Benefit Plans. Aquarius Nevada does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.10 Tax Returns, Payments and Elections. Aquarius Nevada has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and Aquarius Nevada has timely paid all Taxes due and adequate provisions have been and are reflected in Aquarius Nevada’s financial statements for all current taxes and other charges to which Aquarius Nevada is subject and which are not currently due and payable. None of Aquarius Nevada’s federal income tax returns have been audited by the Internal Revenue Service. Aquarius Nevada has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against Aquarius Nevada for any period, nor of any basis for any such assessment, adjustment or contingency. Aquarius Nevada has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

Section 2.11 No Debt Obligations. Upon the Closing Date, Aquarius Nevada will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby and with respect to obligations of Aquarius Colorado. Aquarius Nevada is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.12 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to Aquarius Nevada or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.13 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by Aquarius Nevada to arise, between Aquarius Nevada and any accountants and/or lawyers formerly or presently engaged by Aquarius Nevada. Aquarius Nevada is current with respect to fees owed to its accountants and lawyers.

Section 2.14 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of Aquarius Nevada or any of the shareholders of Aquarius Nevada in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AQUARIUS COLORADO

Aquarius Colorado represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to Aquarius Colorado and the Aquarius Colorado Members are true and complete as of the date hereof.

Section 3.1 Incorporation. Aquarius Colorado is a limited liability company duly formed, validly existing, and in good standing under the laws of the state of Colorado, and has all requisite corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the organizational documents of Aquarius Colorado.  Aquarius Colorado has taken all actions required by law and the organizational documentsAquarius Colorado or otherwise to authorize the execution and delivery of this Agreement and to consummate the transactions herein contemplated.

Section 3.2 Subsidiaries and Predecessor Corporations. Aquarius Colorado does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other entity.

Section 3.3 Information. The information concerning Aquarius Colorado set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.4 Absence of Certain Changes or Events.There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Aquarius Colorado and Aquarius Colorado has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to the Aquarius Colorado Members, (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.5 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Aquarius Colorado after reasonable investigation, threatened by or against Aquarius Colorado, or affecting Aquarius Colorado or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except for an arbitration and/or litigation Aquarius Colorado may initiate against a service provider.  Aquarius Colorado does not have any knowledge of any material default on the part of Aquarius Colorado with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances.

Section 3.6 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Aquarius Colorado is a party or to which its assets, properties or operations is subject.

Section 3.7 Compliance With Laws and Regulations. To the best of Aquarius Colorado’s knowledge, it has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Aquarius Colorado or except to the extent that noncompliance would not result in the occurrence of any material liability for Aquarius Colorado.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.8 Approval of Agreement. Aquarius Colorado has authorized the execution and delivery of this Agreement and has approved this Agreement and the transactions contemplated hereby.

Section 3.9 Valid Obligation. This Agreement and all agreements and other documents executed by Aquarius Colorado in connection herewith constitute the valid and binding obligation of Aquarius Colorado, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.10 Ownership of Interests. The Aquarius Colorado Members are, as set forth on Schedule I hereto, the record and beneficial owner of the Aquarius Colorado Interests. The Aquarius Colorado Members have and shall transfer at the Closing, good and marketable title to the Aquarius Colorado Interests, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 3.11 Pre-emptive Rights. At Closing, none of the Aquarius Colorado Members have any pre-emptive rights or any other rights to acquire any of the Aquarius Colorado Interests that have not been waived or exercised.

Section 3.12 Accredited Investor.  Fewer than 35 of the Aquarius Colorado Members receiving shares of Aquarius Nevada pursuant to this Agreement are not “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and those persons either alone or with their purchaser representative(s) has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment.

ARTICLE IV

CONDITIONS TO OBLIGATIONS OF AQUARIUS COLORADO

The obligations of Aquarius Colorado to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Aquarius Colorado at their sole discretion:

Section 4.1 Representations and Warranties of Aquarius Nevada. All representations and warranties made by Aquarius Nevada in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 4.2 Agreements and Covenants. Aquarius Nevada shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 4.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 4.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Aquarius Nevada shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 4.5 No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to Aquarius Nevada.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF AQUARIUS NEVADA

The obligations of Aquarius Nevada to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Aquarius Nevada in its sole discretion:

Section 5.1 Representations and Warranties of Aquarius Colorado. All representations and warranties made by Aquarius Colorado on behalf of itself and the Aquarius Colorado Members in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2 Agreements and Covenants. Aquarius Colorado shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Aquarius Colorado shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 6.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 6.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 6.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested)or email to the parties at the following addresses:

If to Aquarius Nevada, to:

2549 Cowley Drive

Denver, CO 80026

Attention: Michael Davis Lawyer

davis@aquariuscannabis.com

If to Aquarius Colorado, to:

2549 Cowley Drive

Denver, CO 80026

Attention: Michael Davis Lawyer

davis@aquariuscannabis.com

With a copy to (which copy shall not constitute notice):

Szaferman, Lakind, Blumstein & Blader, P.C.

101 Grovers Mill Road, Second Floor

Lawrenceville, NJ 08648

Attn: Gregg E. Jaclin, Esq.

gjaclin@szaferman.com

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 6.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 6.4.

Section 6.5 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 6.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 6.7 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 6.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 6.9 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Nevada located in the County of Clark, and/or the United States District Court for the District of Nevada, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 6.4.

Section 6.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law provisions thereof.

Section 6.12 Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AQUARIUS CANNABIS INC.

By:	/s/ Michael Davis Lawyer
Name: Michael Davis Lawyer
Title: Chief Executive Officer

AQUARIUS HOLDINGS LLC

By:	/s/ Michael Davis Lawyer
Name: Michael Davis Lawyer
Title: Manager

MICHAEL DAVIS LAWYER, AS MEMBER OF AQUARIUS HOLDINGS LLC

By:	/s/ Michael Davis Lawyer

DONALD V. GREDE, AS MEMBER OF AQUARIUS HOLDINGS LLC

By:	/s/ Don Grede

DANIEL HAGEL, AS MEMBER OF AQUARIUS HOLDINGS LLC

By:	/s/ Daniel Hagel

ERNEST RUDYAK, AS MEMBER OF AQUARIUS HOLDINGS LLC

By:	/s/ Ernest Rudyak

THE AQUARIUS GROUP, LLC, AS MEMBER OF AQUARIUS HOLDINGS LLC

/s/ Michael Davis Lawyer
Name: Michael Davis Lawyer
Title: Manager

[SIGNATURE PAGE 1 OF AQUARIUS NEVADA SHARE EXCHANGE AGREEMENT]

MICHAEL LEIGH, AS MEMBER OF AQUARIUS HOLDINGS LLC

By:	/s/ Michael Leigh

DAVID NAMDAR, AS MEMBER OF AQUARIUS HOLDINGS LLC

By:	/s/ David J. Namdar

THEODORE S. KUCZUN, AS MEMBER OF AQUARIUS HOLDINGS LLC

By:	/s/ Theodore S. Kuczun

CHET BROWN, AS MEMBER OF AQUARIUS HOLDINGS LLC

By:	/s/ Chet Brown

FINCH INVESTMENTS MANAGEMENT LLC, AS MEMBER OF AQUARIUS HOLDINGS LLC

/s/ Ross Finch
Name: Ross Finch
Title: President
SCHUCK FAMILY TRUST, AS MEMBER OF AQUARIUS HOLDINGS LLC

/s/ Edward Schuck
Name: Edward B. Schuck
Title: Trustee
MARV INVESTMENT MANAGEMENT LLC, AS MEMBER OF AQUARIUS HOLDINGS LLC

/s/ Viru Raparthi
Name: Viru Raparthi
Title: Principal

 [SIGNATURE PAGE 2 OF AQUARIUS NEVADA SHARE EXCHANGE AGREEMENT]

SCHEDULE I

Aquarius Colorado Members

Members	Ownership Percentage	Number of Shares of New Aquarius Nevada Common Stock	Number of Shares of Preferred Stock
Lawyer, Michael Davis	30.2592%	5,446,656	605,184
Rudyak, Ernest	30.2592%	5,446,656	605,184
Grede, Donald	15.1297%	2,723,346	302,594
Hagel, Daniel	7.5648%	1,361,664	151,296
The Aquarius Group LLC	7.5648%	1,361,664	151,296
Leigh, Michael	7.5648%	1,361,664	151,296
Kuczun, Theodore	0.4080%	73,440	8,160
Schuck Family Trust	0.3825%	68,850	7,650
Finch Investments Management LLC	0.2550%	45,900	5,100
Marv Investment Management LLC	0.2550%	45,900	5,100
Namdar, David	0.2550%	45,900	5,100
Brown, Chet	0.1020%	18,360	2,040

 [SCHEDULE I OF AQUARIUS NEVADA SHARE EXCHANGE AGREEMENT]